Exhibit 15.1

Leena Jaisani

Sr. Director & Head- Media & Entertainment Division

June 24, 2015

Ms Jyoti Deshpande
Chief Executive Officer
Eros International Plc
Fort Anne
South Quay
Douglas
Isle of Man IM1 5PD

Re: Consent to use of extracts and reference to FICCI-KPMG Indian Media and Entertainment Industry Reports by Eros International Pic (the “Company”)

Dear Ms. Deshpande,

Reference is hereby made to the Federation of Indian Chambers of Commerce and Industry ( “FICCI”)KPMG Indian Media and Entertainment Industry Report 2015 (“2015 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2014 (“2014 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2013 (“2013 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2012 (“2012 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2011 (“2011 Report”), the FICCI- KPMG Indian Media and Entertainment Industry Report 2010 (“2010 Report”) and the FICCI-KPMG Indian Media and Entertainment Industry Report 2009 (“2009 Report”, and together with 2010 Report, 2011 Report, 2012 Report, 2013 Report, 2014 Report and 2015 the “Reports”).

We hereby consent to the inclusion of our name, extracts of the Reports and reference to, or summaries of, the Reports in any document issued by the Company and I or any of its subsidiaries, including but not restricted to Form 20-F filed as Annual Report for the Financial Year ended March 31, 2015 pursuant to section 13 or 15(d) of the Securities exchange Act of 1934 and any other documents that may be filed, submitted or used in connection with SEC filings

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